                                                                    EXHIBIT 4.16


                            USC UNIVERSITY HOSPITAL
                                OPTION AGREEMENT
                                FEBRUARY 3, 1996


American Shared Hospital Services ("ASHS") agrees to the transfer of the Option Agreement dated November 28, 1994 between Ernest A. Bates, M.D. ("Bates") and ASHS to GK Financing ("GKF"). In addition, GKF exercises its rights effective February 3, 1996 pursuant to the Option Agreement to purchase the LGK and to assume the G.E. installment Note. The transfer of the Option Agreement to GKF from ASHS does not obligate GKF to pay Bates for any losses incurred from ownership of the Gamma Knife prior to February 3, 1996. The obligation to reimburse Bates for any losses prior to February 3, 1996 pursuant to Paragraph
3.1 of the Option Agreement shall remain with ASHS.




GK Financing, LLC                           Ernest A. Bates, M.D.


/s/ Craig K. Tagawa                         /s/ Ernest A. Bates
-----------------------------------         -----------------------------------


American Shared Hospital Services


/s/ Ernest A. Bates
-----------------------------------